SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2017

WALGREENS BOOTS ALLIANCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36759	47-1758322
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The disclosure set forth in the first paragraph under Item 8.01 of this Form 8-K is incorporated by reference herein.

Item 8.01 Other Events.

Pursuant to the terms of the Indenture, dated as of November 18, 2014, between Walgreens Boots Alliance, Inc. (the “Company”) and Wells Fargo Bank, National Association, as trustee (the “trustee”) together with the terms of the applicable notes set forth in an officers’ certificate (collectively, the “indenture”), governing the Company’s $750 million aggregate principal amount of 1.750% notes due 2017 (the “notes”) issued by the Company on November 18, 2014, the Company has elected to redeem all of the notes. The notes are subject to optional redemption at a redemption price equal to the sum of the present values of the remaining scheduled payments of principal and interest thereon to maturity (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the indenture), plus 15 basis points, plus accrued and unpaid interest on the notes to be redeemed to, but excluding, the date of redemption. Pursuant to the terms of the indenture, the Company provided notice of the redemption to the trustee and the holders of the notes on July 28, 2017. The date of redemption will be August 28, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREENS BOOTS ALLIANCE, INC.

Date: July 28, 2017	By:	/s/ Collin G. Smyser

	Title:	Vice President, Corporate Secretary